Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,
	2004	2003
		(Restated)
Earnings available to cover fixed charges:
Income before minority interests in income, other expenses and discontinued operations	$15,687	$17,505
Minority interests not convertible into Common Stock	(105)	(243)
Interest expense	16,775	14,895

Earnings available to cover fixed charges	$32,357	$32,157

Fixed charges:
Interest expense	$16,775	$14,895
Interest capitalized	1,253	2,057

Fixed charges	$18,028	$16,952

Preferred stock dividends	3,203	2,657

Fixed charges and preferred stock dividends	$21,231	$19,609

Earnings available to cover fixed charges	$32,357	$32,157
Divided by fixed charges	$18,028	$16,952

Ratio of earnings to fixed charges	1.8x	1.9x

Earnings available to cover fixed charges	$32,357	$32,157
Divided by fixed charges and preferred stock dividends	$21,231	$19,609

Ratio of earnings to combined fixed charges and preferred stock dividends	1.5x	1.6x

Exhibit 12

(continued)

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,
	2004	2003
Earnings available to cover fixed charges:
Income before minority interests in income, other expenses and discontinued operations	$49,346	$52,357
Minority interests not convertible into Common Stock	(488)	(736)
Operating income from discontinued operations	—	936
Interest expense	49,042	44,642

Earnings available to cover fixed charges	$97,900	$97,199

Fixed charges:
Interest expense	$49,042	$44,642
Interest capitalized	4,623	7,233

Fixed charges	$53,665	$51,875

Preferred stock dividends	8,588	7,971

Fixed charges and preferred stock dividends	$62,253	$59,846

Earnings available to cover fixed charges	$97,900	$97,199
Divided by fixed charges	$53,665	$51,875

Ratio of earnings to fixed charges	1.8x	1.9x

Earnings available to cover fixed charges	$97,900	$97,199
Divided by fixed charges and preferred stock dividends	$62,253	$59,846

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6x	1.6x